Exhibit 99.1

Advance Auto Parts Appoints Seasoned Retail Executives
to its Board of Directors
H&R Block President and CEO Jeffrey J. Jones II, and
former Best Buy executive Sharon L. McCollam join Board of Directors

RALEIGH, N.C., February 13, 2019 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, today announced two new appointments to its Board of Directors. Jeffrey J. Jones II, President, CEO and Director of H&R Block, Inc., and Sharon L. McCollam, former Chief Administrative and Chief Financial Officer of Best Buy Co., Inc., have been appointed to the Board, effective February 11, 2019.

Jones, 51, who will serve on the Board’s Compensation Committee, has nearly 30 years of executive management experience with top companies in the retail, consumer products and technology industries. Prior to joining H&R Block in October 2017, Jones served as Uber’s first President from 2016 to 2017. Prior to Uber, Jones was Executive Vice President and Chief Marketing Officer of Target Corporation from 2012 to 2016 where he served as a key member of the company’s executive leadership team. He helped lead the business back from a data breach in 2013 and launched a number of initiatives to drive traffic, brand affinity and loyalty. Jones also previously held senior leadership roles with The Coca-Cola Company, Gap, Inc., and the advertising agency Leo Burnett where he founded the agency’s subsidiary company, LB Works, which focused on technology solutions.

Prior to retiring from Best Buy, McCollam, 56, oversaw all aspects of global finance, IT, supply chain, customer care and real estate for the company from 2012 to 2016. McCollam was broadly recognized as the co-pilot of Best Buy’s Renew Blue transformation which has been regarded by the investment community as one of the foremost omnichannel turnarounds in the retail sector. Prior to Best Buy, McCollam served as Executive Vice President, Chief Operating and Chief Financial Officer for Williams-Sonoma, Inc. from 2006 to 2012. She was appointed to the Board of Williams-Sonoma in 2010. McCollam served as Vice President and Chief Financial Officer for Dole Fresh Vegetables, Inc. from 1996 to 2000. McCollam also serves as a member of the Board of Directors of Signet Jewelers, Ltd., and Stitch Fix, Inc., and the privately held boards of PetSmart, Inc., Hallmark Cards, Inc., GetYourGuide AG, and Art.com. In her role on the Advance Board of Directors, McCollam will serve on the Audit Committee and has been designated as an Audit Committee Financial Expert.

“I’m delighted to welcome both Jeff and Sharon to the Advance Auto Parts Board of Directors,” said Jeffrey C. Smith, Chair of the Board of Directors. “Technology and innovation continue to be critical areas of focus for Advance and both Jeff and Sharon bring a wealth of experience in these areas to the Board. In particular, Jeff’s extensive marketing and digital experience leading top retail and technology companies and Sharon’s financial expertise and experience leading Best Buy’s highly successful omnichannel turnaround will be immensely helpful as Advance continues its own transformation.”

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of October 6, 2018, Advance operated 4,981 stores and 139 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,229 independently owned Carquest branded stores across these locations in addition to Mexico, the Bahamas, Turks and Caicos, British Virgin Islands and Pacific Islands. Additional information about Advance, including employment opportunities, customer service, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (540) 589-8102
E: invrelations@advanceautoparts.com	E: darryl.carr@advance-auto.com